Exhibit 10.12

                      AGREEMENT OF SALE AND PURCHASE

      This Agreement of Sale and Purchase ("Agreement") is entered into on August 1, 1996, between Southwestern Refining Corporation, a California Corporation (hereinafter referred to as "Seller") and Golden Queen Mining Co., Inc., a California Corporation, ("Buyer").

                               RECITALS

A. Seller is the owner of and desires to sell to Buyer certain real property consisting of approximately 29.18 acres, including real property consisting of accumulated mounds of tailings from prior mining operations, together with all buildings, storage facilities, dwellings, window coverings, carpet, and permanent fixtures (collectively referred to as: "Property"), all situated in Kern County, California, and all as more particularly described in the legal description attached to and forming a part of the Deed of Trust attached hereto as Exhibit "A" and incorporated by reference. All such Property is accepted by Buyer in "as is" condition, subject to the representations contained in Paragraph 5 hereof.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the "Property" on the terms and conditions provided in this Agreement.

      In consideration of the mutual covenants and conditions contained herein, Seller and Buyer agree as follows:

1. SALE AND PURCHASE. Seller sells to Buyer and Buyer purchases from Seller the Property, on the terms and conditions set forth herein.

2. PURCHASE PRICE. The principal purchase price, exclusive of interest, for the Property shall be Nine Hundred Fifty Thousand ($950,000.00) Dollars.

3. PAYMENT OF TOTAL PURCHASE PRICE. The total Purchase Price shall be payable by Buyer to Seller as follows:

            (a) Upon the opening of Escrow, Buyer shall deposit with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000) (the "Deposit"). The Deposit shall be deposited by Escrow Holder in an insured interest-bearing account determined by Buyer. Interest accruing on such amounts, if any, shall be held for the benefit of Buyer and shall apply toward the payment of the Purchase Price. The Deposit shall be disbursed by Escrow Holder to Seller at close of Escrow and credited against the Purchase Price.

            (b) On or prior to the Close of Escrow, Buyer shall deposit with Escrow Holder a Secured Promissory Note, identical to Exhibit "B" attached hereto and incorporated herein by reference (the "Note"), in the original principal amount of Eight Hundred Fifty Thousand Dollars ($850,000.00), which Note shall be secured by a Deed of Trust and Assignment of Rents ("Deed of Trust") identical to Exhibit "A," attached hereto and incorporated herein by reference. The Deed of Trust shall be filed for record at Close of Escrow.

            (c) Seller's Liquidated Damages. In the event Escrow fails to close by reason of Buyer's default, Seller and Buyer agree that, based on the circumstances now existing, known or unknown, it would be excessively costly and impracticable to establish Seller's damages by reason of such default by Buyer, and it would be reasonable to award Seller liquidated damages in the amount of the Deposit. By their respective initials set forth below, Seller and Buyer acknowledge and agree such sum is reasonable as liquidated damages and shall be in lieu of any other relief, right or remedy, at law or in equity, to which Seller might otherwise be entitled by reason of Buyer's default.

                  s/ R W G                         s/ M J B
                ----------                        ----------
            Buyer's Initials                    Seller's Initials

            (d) The remaining principal balance of Eight Hundred Fifty Thousand ($850,000) shall be loaned by Seller to Buyer, for fifteen
            (15) years, at an interest rate of two percent (2%) above the Prime Rate, as determined by the base rate on corporate loans as published in the Wall Street Journal on August 1, 1996 and thenceforth on each anniversary date hereof [8-1-96, 8-1-97, 8-1-98, etc.]. Whenever any August 1st pertinent to this agreement falls on a day when the Wall Street Journal is not published, the next published issue of the Wall Street Journal shall be used for the purposes of this agreement. Said rate shall apply prospectively throughout each year until the next anniversary date.

            (e) Principal and interest shall be payable by Borrower to Lender in monthly installments of Nine Thousand Two Hundred Seventy Five Dollars ($9,275.00), commencing on the date which is the first day of the first calendar month after the date of the Close of Escrow, and for the calendar year thereafter. Each year thereafter, the amount of the monthly payments shall be adjusted in accord with Subparagraph 3(d) above and with sound accounting principles designed to amortize the entire obligation of Buyer hereunder, both principal and interest, over the One Hundred Eighty (180) consecutive months commencing with the first calendar month after Close of Escrow.

            (f) A balloon payment of all remaining and unpaid principal, if any, and accrued but unpaid interest, if any, shall be due on September 1, 2011.

4. A Deed of Trust with Assignment of Rents and a Secured Promissory Note identical to Exhibits "A" and "B", respectively, shall be executed by the parties prior to the close of Escrow. Escrow holder shall cause such documents to be recorded appropriately. Any discrepancy between Exhibits "A" and "B", on the one hand, and this Agreement, on the other, shall be reconciled by adherence to the terms of this Agreement; this Agreement shall be the controlling document.

5. REPRESENTATIONS OF SELLER. In addition to all other representations and warranties under this Agreement, Seller represents that it is lawfully seized of the indefeasible estate of the Property and that the property is presently free and clear of any liens of any nature; that, to the best of Seller's knowledge, no suit, action or other proceeding is pending or threatened before any court or governmental entity and no cause of action exists that relates to the Property; that Seller has received no notice of violation of any local, state or federal law, regulation, rule, ordinance or order or of any permit, license, consent or authorization; and that, to the best of Seller's knowledge, no condition exists on the Property which would result in any action under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund) 42 U.S.C. 9601-9657, as amended, nor any other federal, state or local environmental or other law, regulation, rule, ordinance or order.

6. ESCROW. An escrow shall be opened to consummate the sale and purchase of the Property pursuant to this Agreement at the office of Chicago Title (Escrow Holder) in Bakersfield, California within five (5) days from the date of execution hereof. Such escrow shall close as soon after August 1, 1996, as reasonably possible. This Agreement shall serve as Escrow Instructions to such Escrow; to the extent that supplemental instructions are deemed necessary by Escrow Holder, the parties shall cooperate in executing such orders.

7. CONDITIONS OF ESCROW. The close of such escrow and Buyer's obligation to purchase the Property are conditioned on:

      (a) The conveyance to Buyer of good and marketable title to the Property, as evidenced by a standard form title insurance policy, in the full amount of the principal purchase price (excluding interest), issued by Chicago Title Company, which policy shall be subject only to such liens, encumbrances or clouds as may be approved in writing by Buyer.

      (b) Seller shall deliver possession of the Property to Buyer immediately on close of escrow, free and clear of all uses and occupancies. Buyer shall have access to all portions of the Property (excepting the interior of buildings) upon making the Deposit into Escrow. Seller shall have reasonable access to the Property for a period of 30 days after close of Escrow.

8. FAILURE OF CONDITIONS. Should any of the conditions specified in paragraphs 5, 6 and 7 of this Agreement fail to occur by close of escrow as herein provided, Buyer shall have the power, exercisable by the giving of written notice by Buyer to the escrow holder and to Seller, to cancel such escrow, terminate this Agreement and recover any amounts paid by Buyer to Seller or to the escrow holder on account of the purchase price of the Property. The exercise of such power by Buyer shall not, however, constitute a waiver by Buyer of any other rights which Buyer may have against Seller for breach of this Agreement.

9. PRORATIONS. The following item shall be prorated between Seller and Buyer on the basis of thirty (30) day months as of 12:00 midnight Pacific Standard Time on the date of close of escrow as herein provided:

      (a) Real property taxes levied or assessed against the Property as shown on the latest available tax bills.

10. INDEMNITY. Buyer agrees to hold harmless, indemnify and defend Seller from any and all claims by any and all entities not party to this agreement that may result from any actions, inaction, negligence or other alleged wrongdoing of Buyer arising from or in connection with Buyer's use of Property. Further, Buyer agrees to post and maintain any necessary or required financial guarantee and/or bond(s) [hereinafter "Bond(s)"] with the appropriate governmental agencies to provide for environmental remediation in the event that Buyer is either unable or unwilling to undertake and complete any required remedial action, should such become necessary. Buyer shall provide to Seller documentary evidence of such bonds simultaneously with the provision of such evidence to the involved governmental agencies. Buyer will maintain such Bond(s) in place until such time as the appropriate governmental agencies have determined that all environmental requirements have been met and that the bond(s) are no longer required. Buyer will cause the referenced bond(s) to operate to protect Seller as nearly as possible to the extent that the bond(s) protect Buyer.

            Additionally, Buyer agrees to procure and maintain a comprehensive general liability policy issued by an insurance carrier admitted in California, protecting both Buyer and Seller (as an additional named insured) against liability, with limits not less than $5,000,000. Buyer will cause the insurer to issue an endorsement naming Seller as an additional named insured and will provide Seller with documentation, at intervals of no more than 6 months, showing the continuing existence of such liability coverage. Buyer will maintain workers compensation insurance and provide evidence thereof to Seller at intervals of no more than six months. (In addition to Seller, Mary Josephine Birtle, Elizabeth Ann Birtle [Sherman] and Andrew Lawrence Birtle shall each be listed as additional individual named insureds in the above mentioned liability policy(ies) of insurance.) Upon mutual agreement in writing, the parties may reduce the liability policy limits.

11. BONDS AND ASSESSMENTS. Any bonds or improvement assessments which are a lien on the Property shall have been paid by Seller as of close of escrow.

12. EXPENSES OF ESCROW. The expenses of the escrow herein provided shall be paid in the following manner:

      (a) All costs of obtaining the title insurance policy referred to in subparagraph 7(a) hereof shall be divided equally between the parties.

      (b) The cost of preparing, executing and acknowledging any deed or other instruments required to convey title to Buyer in the manner referred to in subparagraph 7(a) hereof shall be divided equally between the parties.

      (c) The cost of recording a grant deed required to convey title to the Property to Buyer as described in subparagraph 6.(a) hereof shall be paid by Buyer.

      (d) Any tax imposed on the conveyance of title to the Property to Buyer under the Documentary Transfer Tax Act shall be paid by Buyer.

      (e) Any escrow fee charged by the escrow holder, in addition to the cost of the title insurance policy required by this Agreement, shall be paid by the Buyer.

13. DESTRUCTION OF IMPROVEMENTS. If any improvements on the Property of a value over $25,000 are destroyed or substantially damaged during the Escrow as herein provided and such loss is uninsured, Buyer shall have the power, exercisable by the giving of written notice by Buyer to the Escrow Holder and to Seller, to cancel such Escrow, terminate this Agreement and recover any and all amounts paid to Seller or the Escrow Holder on account of the Purchase price of the Property.
      Notwithstanding the foregoing, in the event Buyer does not terminate this Agreement pursuant to this paragraph or any other paragraph of this Agreement, and subject to the representations and warranties of Seller contained in this Agreement, Buyer shall accept the Property in "As Is" condition as to the physical condition of the improvements located on the Property, it being acknowledged and agreed that Seller makes no representation or warranty, except as expressly set forth herein, as to the physical condition of the improvements located on the Property.

14. NOTICES. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to Seller or Buyer by the other party hereto, shall be in writing and shall be deemed duly served and given when personally delivered to Seller or Buyer or, in lieu of such personal service, sent by United States mail, postage prepaid, certified mail, return receipt requested, or by professional overnight delivery service, such as, by way of example and not as a limitation, Federal Express, and actually received by or rejected by the party to whom it is addressed. All such notices shall be addressed to Seller or Buyer at the addresses shown below.

                  Seller:     Southwestern Refining Corporation
                              Mrs. Mary J. Birtle
                              5028 Ladera Vista Drive
                              Camarillo, CA 93012

                              AND

                              Southwestern Refining Corporation
                              Agency Office
                              700 Buenos Tiempos Drive
                              Camarillo, CA 93012

                  Buyer:      Golden Queen Mining Co., Inc.
                              Desert Street, Ste. 4
                              Box 878
                              Rosamond, CA 93560-0878

      Either party may change its address for notice by giving notice to the other party in the manner set forth above.

15. DEFAULT ON PAYMENTS: Should Buyer fail to make any of the payments required hereunder within 15 days of each respective due date, Seller shall be entitled to a late payment charge of $500.00 as to each such late payment. Should an amount equal to two monthly payments be due and payable, Buyer shall be in breach hereof and Seller may institute any remedies available, including foreclosure.

16. ATTORNEYS' FEES. In the event of any controversy, claim, or dispute between Seller or Buyer, arising out of or relating to this Agreement or any breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs.

17. SEVERABILITY. In the event that any provision contained with this Agreement is found by a court of competent jurisdiction to be void, invalid or unenforceable, Seller and Buyer agree that such invalidity or unenforceability shall, to the extent feasible, have no effect on the balance of the Agreement.

18. HEIRS, SUCCESSORS AND ASSIGNS. All terms of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Seller and Buyer.

19. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, will be an original, but all of which together constitute one and the same agreement.

20. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Seller and Buyer respecting the Property, and any agreement or representation respecting the Property or the duties or either Seller or Buyer in relation thereto not expressly set forth in the Agreement is null and void.

      SELLER                                    BUYER

      SOUTHWESTERN REFINING                     GOLDEN QUEEN MINING CO., INC.
      CORPORATION


      By:  s/ Mary J. Birtle                    By:  R. W. Graeme
         ----------------------------              ----------------------------
            Its: President                            Its: Vice-President
            Taxpayer I.D. #95-3017362